EXHIBIT 10.4                  EMPLOYMENT AGREEMENT
                              --------------------

     THIS AGREEMENT (the "Agreement") is made as of the 30th day of September,
2005 between Aduromed Corporation, a Delaware corporation (the "Company"), and
Kevin T. Dunphy (the "Employee"), an individual residing at 2 Limekiln Court,
Bethel, Connecticut 06801;

                                WITNESSETH THAT:

     WHEREAS, the Employee has extensive and valuable experience in the business of the Company; and

     WHEREAS, the Company desires to employ the Employee, and the Employee desires so to be employed by the Company;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and the Employee hereby agree as follows:

1.   Employment.

     The Company shall, and does hereby, employ the Employee, and the Employee shall, and does hereby accept employment from the Company to act as its chief financial officer. In such capacity the Employee shall at all times during the term of his employment hereunder have the title of Chief Financial Officer; and
shall

         (i) devote during normal business hours his full attention, knowledge, experience, skills and best endeavors to the business and affairs of the
Company,

         (ii) perform services and discharge duties set forth herein as the
Company's chief financial officer in a trustworthy manner and

         (iii) perform all duties consistent with (a) policies established from time to time by the Company and (b) all applicable legal requirements.

2.   Authority.

     Employee shall have the responsibility and authority to manage the business development in the ordinary course of both the Company and its various subsidiaries, if any, including, but not limited to,

         (i) subject to approval by the Chief Executive Officer of the Company, the hiring and terminating of employees relating to the financial affairs of the
Company; and

         (ii) performing all other functions necessary to provide for the continued operation in the ordinary course of the Company and any of subsidiaries as shall from time to time be established.

3.   Term.

     Subject to the provisions for termination herein provided, the term of this
Agreement shall commence as of the 29th day of September, 2005, and shall continue in full force and effect until the Company's close of business on
September 28, 2010. At the expiration of the original term of this Agreement on
September 28. 2010, and upon each anniversary thereafter, the Term of this
Agreement shall be deemed renewed and extended for successive one-year periods, provided that neither party, within ninety (90) days prior to such expiration date or any anniversary thereof, shall have given written notice to the other that this Agreement shall not be renewed or extended. (Such term, including all renewals and extensions, herein called the "Term".)

4.   Compensation.

     The Company shall compensate the Employee during the Term of this Agreement as follows:

     (a) Base Salary. The Employee shall be paid a base salary ("Base Salary")
of not less than One Hundred and Thirty Thousand Dollars ($130,000.00) per year in installments consistent with the Company's usual practices. The President and
Chief Executive Office and the Board shall review the Employee's Base Salary on
October 1 of each year or more frequently, at the times prescribed in salary administration practices applied generally to management employees of the
Company.

     (b) Performance Bonus. The Employee shall be entitled to an annual cash bonus (the "Bonus") based upon the Company's attainment of reasonable financial objectives to be determined annually by the Board. The maximum annual Bonus shall not exceed one hundred percent (100%) of the applicable year's ending Base
Salary and shall be payable only in the event the Board determines, in its sole and exclusive discretion, that the particular year's financial objectives have been met. The timing for payment of any such Bonus shall be in accordance with the Company's bonus plan, if any shall have been established by the Board, but in any event not later than seventy-five (75) days following the close of the particular year.

     (c) Withholding. All compensation payable to the Employee hereunder shall be subject to withholding, as required by law.

5.   Benefits.

     (a) Generally. The Employee shall be eligible to participate in any employee

benefit or welfare plan, including any life, accident, medical insurance, retirement or pension plan or program maintained or which shall be maintained from time to time during the Term by the Company for its employees or executive employees and their immediate families, on the same basis and subject to the same requirements and limitations as are or shall be applicable to other employees or executive employees of the Company.

     (b) Perquisites. The Employee shall be provided with (i) the use of a car of his choosing (such as an Volvo S80 or comparable vehicle) and the Company shall pay or reimburse the Executive for all fuel, maintenance and insurance therefor and (ii) a cellular phone for which the Company shall pay all monthly fees and charges.

     (c) Supplemental Benefits. In addition the Company, at its cost and expense, shall provide to Employee, to the extent not covered by plans or programs described in Section 5 above, medical and dental coverage of Employee, his wife and his children (up to the age of eighteen and thereafter, while full time students, to the age of 23 years); and shall provide to the Employee insurance plans covering his disability, long term care and life with limits of not less than $500,000 (with beneficiaries of his choosing).

     (d) Long Term Disability Benefits. The Company, at its cost and expense, shall provide to Employee, to the extent not covered by plans or programs described in Section 5 above, long term disability insurance in an amount equal to 100% of the Employees then base salary for a period not to be less than 10 years or through retirement age if such disability is not corrected and the
Employee is not able due to such disability to return to full time employment.

6.   Vacation.

     Employee shall be entitled to four (4) weeks' vacation each year during the
Term of this Agreement, and any renewal or extension thereof , to be taken at times not inconvenient to the Company.

7.   Expenses.

     The Company shall reimburse the Employee for all reasonable business expenditures made by him in connection with, or in furtherance of, his employment hereunder, upon presentation and approval of itemized expense statements, receipts or vouchers or such other supporting information as may from time to time be reasonably requested by the Company. Air travel by Employee in excess of 2 hours in-flight time shall be in "business class". Otherwise, travel of a shorter duration shall be "standard or economy class".

8.   Confidentiality.

     During the Term of his employment, and at all times thereafter, the
Employee shall not, without the prior written consent of the Company, divulge to any third party or

use for his own benefit or the benefit of any third party or for any purpose other than the exclusive benefit of the Company, any confidential or proprietary business or technical information revealed, obtained or developed in the course of his employment with the Company and which is otherwise the property of the
Company or any of its affiliated corporations, including, but not limited to, trade secrets, customer lists, formulae and processes of manufacture; provided, however, that nothing herein contained shall restrict the Employee's ability to make such disclosures during the course of his employment as may be necessary or appropriate to the effective and efficient discharge of his duties to the
Company.

9.   Proprietary Intellectual Property.

     The Employee shall treat as for the sole benefit of the Company and fully and promptly disclose and assign to it without additional compensation, all proprietary intellectual property, including, without limitation, all ideas, discoveries, inventions and improvements, patentable or not, as well as all formulae, processes, know-how, patent rights and letters patent therefor filed in the United States and all other countries, and any and all rights and interests in, to and under the same, made, conceived, acquired, reduced to practice, or otherwise possessed, during the term of his employment by the
Company, alone or with other employees, during or after usual working hours either on or off the job, and which are related to the Company's business. In addition, the Employee agrees that, upon request, he will promptly make all disclosures, execute all instruments and papers, and perform all acts whatsoever necessary or desired by the Company to vest in and assign to the Company, its successors, assigns and nominees, fully and completely, all rights created or contemplated by this SECTION 9 and which may be necessary or desirable to enable the Company, its successors, assigns and nominees to secure and enjoy the full benefits and advantages thereof, including any and all applications, writings or other documents, as may be necessary to apply for and obtain any patent, copyright or trademark registration by the Company or any assignment thereof.
Employee shall at all times cooperate with and assist the Company in preserving and enforcing the aforesaid rights which assistance and cooperation shall include but not be limited to providing the Company with all information and documents necessary to prosecute and defend such rights. The covenants made by the Employee under the terms of this SECTION 9 shall be enforceable by the
Company for so long as employee shall be employed by, or a consultant to, the
Company and for twelve (12) months immediately thereafter unless, during the term of this Agreement, he shall have been terminated without cause.

10.  Property.

     Both during the Term of his employment and thereafter, the Employee shall not remove from the Company's offices or premises any Company documents, records, notebooks, files, correspondence, reports, memoranda and similar materials or property of any kind unless necessary in accordance with the duties and responsibilities of his employment. In the event that any such material or property is removed, it shall be returned as promptly as possible. The Employee shall not make, retain, remove or distribute any copies, or divulge to any third person the nature or contents of any of the

foregoing or of any other oral or written information to which he may have access, except as disclosure shall be necessary in the performance of his duties. On the termination of his employment with the Company, the Employee shall leave with or return to the Company all originals and copies of the foregoing then in his possession or subject to his control, whether prepared by the Employee or by others.

11.  Termination By Company.

     (a) Termination for Cause. The employment of the Employee may be terminated for Cause at any time; provided, however, that before the Company may terminate the Employee's employment for Cause for any reason that is susceptible to cure, the Company shall first send the Employee written notice of its intention to terminate this Agreement for Cause, specifying in such notice the reasons for such Cause and those conditions that, if satisfied by the Employee, would cure the reasons for such Cause, and the Employee shall have 60 days from receipt of such written notice to satisfy such conditions. If such conditions are satisfied within such 60-day period, the Company shall so advise the Employee in writing.
If such conditions are not satisfied within such 60-day period, the Company may thereafter terminate this Agreement for Cause on written Notice of Termination
(as defined in SECTION 13(A)) delivered to the Employee describing with specificity the grounds for termination. Immediately on termination pursuant to this SECTION 11(A), the Company shall pay to the Employee in a lump sum his then current Base Salary under SECTION 4(A) on a prorated basis to the Date of
Termination (as defined in SECTION 13(B)). On termination pursuant to this
SECTION 11(A), the Employee shall forfeit (i) his Bonus under SECTION 4(B) for the year in which such termination occurs, and (ii) all unvested Options and other options, warrants and rights relating to capital stock of the Company, except those issued prior to the date of this Agreement. For purposes of this
Agreement, Cause shall mean: (1) a material breach of any of the terms of this
Agreement that is not immediately corrected following written notice of default specifying such breach; (2) repeated intoxication with alcohol or drugs while on
Company premises during its regular business hours to such a degree that, in the reasonable judgment of the other managers of the Company, the Employee is abusive or incapable of performing his duties and responsibilities under this
Agreement; (3) conviction of a felony; or (4) misappropriation of property belonging to the Company and/or any of its affiliates.

     (b) Termination Without Cause. The employment of the Employee may be terminated without Cause at any time upon delivery to the Employee of a written
Notice of Termination (as defined in SECTION 13(A)). On the Date of Termination
(as defined in SECTION 13(B)) pursuant to this SECTION 11(B), the Company shall pay to the Employee in a lump sum in lieu of payments under SECTIONS 4(A), 4(B)
AND 5 for the remainder of the Term an amount equal to the sum of (i) all Base
Salary payable under SECTION 4(A) through the termination date, (ii) a pro-rated portion of the maximum Bonus available to the Employee under SECTION 4(B) for the year in which the termination occurs, (iii) an amount equal to two times the
Employee's Total Compensation for the twelve months preceding the termination date, and (iv) Three Hundred Thousand Dollars ($300,000.00). In addition, provided that Employee has complied with the provisions of SECTION 16 hereof, on each of the first and second anniversaries of the Date of Termination of the Employee's employment, the Company shall pay the Employee in a lump sum
One Hundred Fifty Thousand Dollars ($150,000.00). For purposes of this SECTION
11(B), the Employee's Total Compensation shall equal the sum of the Base Salary, maximum Bonus of 100% of such Base Salary (whether or not the entire amount was actually earned or paid to the Employee), fair value of vehicle allowance and other benefits and expense reimbursements described in SECTIONS 4(D) AND 5. In addition, on termination of the Employee under this SECTION 11(B), all of the
Employee's unvested Options and other options, warrants and rights relating to capital stock of the Company shall immediately vest and become exercisable. The term of any such options (including the Options), warrants and rights shall be extended to the third anniversary of the Employee's termination. The Employee acknowledges that extending the term of any incentive stock option pursuant to this SECTION 11(B), or SECTION 11(C), 11(D) OR 12(A), could cause such option to lose its tax-qualified status under the Internal Revenue Code of 1986, as amended (the "Code"), and agrees that the Company shall have no obligation to compensate the Employee for any additional taxes he incurs as a result.

     (c) Termination on Disability. If during the Term the Employee should fail to perform his duties hereunder on account of physical or mental illness or other incapacity which the Board shall in good faith determine renders the
Employee incapable of performing his duties hereunder, and such illness or other incapacity shall continue for a period of more than six (6) consecutive months
("Disability"), the Company shall have the right, on written Notice of
Termination (as defined in SECTION 13(A)) delivered to the Employee to terminate the Employee's employment under this Agreement. During the period that the
Employee shall have been incapacitated due to Disability, the Employee shall continue to receive the full Base Salary provided for in SECTION 4(A) hereof at the rate then in effect until the Date of Termination (as defined in SECTION
13(B)) pursuant to this SECTION 11(C). On the Date of Termination pursuant to this SECTION 10(C), the Company shall pay to the Employee in a lump sum an amount equal to (i) the Base Salary remaining payable to the Employee under
SECTION 4(A) for the full remaining Term, plus (ii) a pro-rated portion of the maximum Bonus available to the Employee under SECTION 4(B) for the year in which the termination occurs. In addition, on such termination, all of the Employee's unvested Options and other options, warrants and rights relating to capital stock of the Company shall immediately vest and become exercisable. The term of any such options (including the Options), warrants and rights shall be extended to the third anniversary of the Employee's termination.

     (d) Termination on Death. If the Employee shall die during the Term, the employment of the Employee shall thereupon terminate. On the Date of Termination
(as defined in SECTION 13(B)) pursuant to this SECTION 11(D), the Company shall pay to the Employee's estate the payments and other benefits applicable to termination without Cause set forth in clauses (i), (ii) and (iii) of SECTION
11(B) hereof. In addition, on termination of the Employee under this SECTION
11(D), all of the Employee's unvested Options and other options, warrants and rights relating to capital stock of the Company shall immediately vest and become exercisable. The term of any such options (including the Options), warrants and rights shall be extended to the fifth anniversary of the

Employee's termination. The provisions of this SECTION 11(D) shall not affect the entitlements of the Employee's heirs, executors, administrators, legatees, beneficiaries or assigns under any employee benefit plan, fund or program of the
Company.

12.  Termination By Employee.

     (a) Termination for Good Reason. The Employee may terminate his employment hereunder for Good Reason (as defined below). On the Date of Termination pursuant to this SECTION 12(A), the Employee shall be entitled to receive, and the Company agrees to pay and deliver, the payments and other benefits applicable to termination without Cause set forth in SECTION 11(B) hereof at the times and subject to the conditions set forth therein. In addition, on termination of the Employee under this SECTION 12(A), all of the Employee's
Options and other options, warrants and rights relating to capital stock of the
Company shall immediately vest and become exercisable. The term of any such options (including the Options), warrants and rights shall be extended to the fifth anniversary of the Employee's termination.

For purposes of this Agreement, "Good Reason" shall mean: (1) assignment to the
Employee of duties inconsistent with his responsibilities as they existed on the date of this Agreement; a substantial alteration in the title(s) of the Employee
(so long as the existing corporate structure of the Company is maintained); or a substantial alteration in the status of the Employee in the Company organization as it existed on the date of this Agreement; (2) the relocation of the Company's principal executive office to a location more than fifty (50) miles from its present location; (3) a reduction by the Company in the Employee's Base Salary without the Employee's approval; (4) a failure by the Company to continue in effect, without substantial change, any benefit plan or arrangement in which the
Employee was participating or the taking of any action by the Company which would adversely affect the Employee's participation in or materially reduce his benefits under any benefit plan (unless such changes apply equally to all other management employees of Company); (5) any material breach by the Company of any provision of this Agreement without the Employee having committed any material breach of his obligations hereunder, which breach is not cured within twenty
(20) days following written notice thereof to the Company of such breach; or (6)
the failure of the Company to obtain the assumption of this Agreement by any successor entity.

13.  Provisions Applicable to Termination of Employment.

     (a) Notice of Termination. Any purported termination of Employee's employment by the Company pursuant to SECTION 11 shall be communicated by Notice of Termination to the Employee as provided herein, and shall state the specific termination provisions in this Agreement relied on and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment ("Notice of Termination"). If the Employee terminates under SECTION 12, he shall give the Company a Notice of Termination.

     (b) Date of Termination. For all purposes, "Date of Termination" shall mean, for Disability, thirty (30) days after Notice of Termination is given to the Employee (provided the Employee has not returned to duty on a full-time basis during such 30-day period), or, if the Employee's employment is terminated by the Company for any other reason or by the Employee, the date on which a
Notice of Termination is given.

     (c) Benefits on Termination. On termination of this Agreement by the
Company pursuant to SECTION 11 or by the Employee pursuant to SECTION 12, all profit-sharing, deferred compensation and other retirement benefits payable to the Employee under benefit plans in which the Employee then participated shall be paid to the Employee in accordance with the provisions of the respective plans.

14.  Gross Up Payments.

     If all or any portion of any payment or benefit that the Employee is entitled to receive from the Company pursuant to this Agreement (a "Payment")
constitutes an "excess parachute payment" within the meaning of Section 280G of the Code, and as such is subject to the excise tax imposed by Section 4999 of the Code or to any similar Federal, state or local tax or assessment (the
"Excise Tax"), the Company or its successors or assigns shall pay to the
Employee an additional amount (the "Gross-Up Payment") with respect to such
Payment. The amount of the Gross-Up Payment shall be sufficient that, after paying (a) any Excise Tax on the Payment, (b) any Federal, state or local income or employment taxes and Excise Tax on the Gross-Up Payment, and (c) any interest and penalties imposed in respect of the Excise Tax, the Employee shall retain an amount equal to the full amount of the Payment. For the purpose of determining the amount of any Gross-Up Payment, the Employee shall be deemed to pay Federal income taxes at the highest marginal rate applicable in the calendar year in which the Gross-Up Payment is made, and state and local income taxes at the highest marginal rate applicable in the state and locality where the Employee resides on the date the Gross-Up Payment is made, net of the maximum reduction in Federal income taxes that could be obtained from deducting such state and local taxes. The Gross-Up Payment with respect to any Payment shall be paid to the Employee within ten (10) days after the Internal Revenue Service or any other taxing authority issues a notice stating that an Excise Tax is due with respect to the Payment, unless the Company undertakes to challenge the taxing authority on the applicability of such Excise Tax and indemnifies the Employee for (a) any amounts ultimately determined to be payable, including the Excise
Tax and any related interest and penalties, (b) all expenses (including attorneys' and experts' fees) reasonably incurred by the Employee in connection with such challenge, as such expenses are incurred, and (c) all amounts that the
Employee is required to pay to the taxing authorities during the pendency of such challenge (such amounts to be repaid by the Employee to the Company if they are ultimately refunded to the Employee by the taxing authority).

15.  Non-Competition and Non-Solicitation.

     (a) In consideration of the provisions hereof and the payments provided under SECTION 11, for the Restricted Period (as hereinafter defined), the
Employee will not,

except as specifically provided below, anywhere in any state of the United
States in which the Company is engaged in the conduct of its business as of such termination date (the "Restricted Territory"), directly or indirectly, acting individually or as the owner, shareholder, partner or management employee of any entity, (i) engage in the operation of disposing or converting medical waste,
(ii) enter the employ as a manager of, or render any personal services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of management salary, commissions or otherwise from, any business engaged in such activities in such jurisdictions; or (iii)
receive or purchase a financial interest in, make a loan to, or make a gift in support of, any such business in any capacity, including without limitation, as a sole proprietor, partner, shareholder, officer, director, principal agent or trustee; provided, however, that the Employee may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or quoted on any NASDAQ market, provided the Employee is not a controlling person of, or a member of a group which controls, such business and further provided that the Employee does not, in the aggregate, directly or indirectly, own five percent (5%) or more of any class of securities of such business. The term "Restricted Period" shall mean the earlier of (i) the maximum period allowed under applicable law and (ii)(x) in the case of a Change of
Control, until the third anniversary of the effective date of the Change of
Control, (y) in the case of a termination by the Company without Cause pursuant to SECTION 11(B) or by the Employee for Good Reason pursuant to SECTION 12(A)
and provided the Company has made the payments required under SECTION 11(B) OR
12(A), as the case may be, until the second anniversary of the Date of
Termination, or (z) in the case of Termination for Cause by the Company pursuant to SECTION 11(A) or by the Employee without Good Reason pursuant to SECTION
12(B), until the first anniversary of the Date of Termination.

     (b) If the final judgment of a court of competent jurisdiction declares that any term or provision of this SECTION 15 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specified words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

16.  Indemnification.

As an employee and agent of the Company, the Employee shall be fully indemnified by the Company to the fullest extent permitted by applicable law in connection with his employment hereunder.

17.  Survival of Provisions.

The obligations of the Company under SECTION 15 of this Agreement shall survive both the termination of the Employee's employment and this Agreement.

18.  No Duty to Mitigate; No Offset.

The Employee shall not be required to mitigate damages or the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other sources or offset against any other payments made to him or required to be made to him pursuant to this Agreement.

19.  Assignment; Binding Agreement.

The Company may assign this Agreement to any parent, subsidiary, affiliate or successor of the Company. This Agreement is not assignable by the Employee and is binding on him and his executors and other legal representatives. This
Agreement shall bind the Company and its successors and assigns and inure to the benefit of the Employee and his heirs, executors, administrators, personal representatives, legatees or devisees. The Company shall assign this Agreement to any entity that acquires its assets or business, and shall cause it to assume the Company's obligations and liabilities arising hereunder.

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20.  Notice.

Any written notice under this Agreement shall be personally delivered to the other party or sent by certified or registered mail, return receipt requested and postage prepaid, to such party at the address set forth in the records of the Company or to such other address as either party may from time to time specify by written notice.

21.  Entire Agreement; Amendments.

This Agreement contains the entire agreement of the parties relating to the
Employee's employment and supersedes all oral or written prior discussions, agreements and understandings of every nature between them. This Agreement may not be changed except by an agreement in writing signed by the Company and the
Employee.

22.  Waiver.

The waiver of a breach of any provision of this Agreement shall not operate or as be construed to be a waiver of any other provision or subsequent breach of this Agreement.

23.  Governing Law and Jurisdictional Agreement.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The parties irrevocably and unconditionally submit to the jurisdiction and venue of any court, federal or state, situated within New York County, New York, and within the State of
Connecticut, for the purpose of any suit, action or other proceeding arising out of, or relating to or in connection with, this Agreement.

24.  Severability.

In case any one or more of the provisions contained in this Agreement is, for any reason, held invalid in any respect, such invalidity shall not affect the validity of any other provision of this Agreement, and such provision shall be deemed modified to the extent

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                                       11

necessary to make it enforceable.

25.  Enforcement.

It is agreed that it is impossible to measure fully, in money, the damage which will accrue to the Company in the event of a breach or threatened breach of
SECTIONS 8, 9 OR 10 of this Agreement, and, in any action or proceeding to enforce the provisions of SECTIONS 8, 9 OR 10 hereof, the Employee waives the claim or defense that the Company has an adequate remedy at law and will not assert the claim or defense that such a remedy at law exists. The Company is entitled to injunctive relief to enforce the provisions of such sections as well as any and all other remedies available to it at law or in equity without the posting of any bond.

26.  Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

27   Due Authorization.

The execution of this Agreement has been duly authorized by the Company by all necessary corporate action.

     IN WITNESS WHEREOF, the parties have executed and delivered this Employment
Agreement as of the day and year set forth above.

ADUROMED CORPORATION, a Delaware  corporation

By:
    ----------------------------
Name: Damien R. Tanaka
Title: President and CEO

EMPLOYEE:

-------------------------------
Kevin T. Dunphy

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